EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Oil-Dri Corporation of America 2006 Long Term Incentive Plan, as Amended and Restated on July 28, 2006, of our report dated October 13, 2006 relating to the consolidated financial statements which is incorporated in the Oil-Dri Corporation of America Annual Report on Form 10-K for the year ended July 31, 2006.  We also consent to the incorporation by reference of our report dated October 13, 2006 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Chicago, Illinois
December 20, 2006